Exhibit 4.1

LOAN AND SECURITIES PURCHASE AGREEMENT

This Loan and Securities Purchase Agreement is entered into and dated as of March 5, 2003 (this “Agreement”), among EarthShell Corporation, a Delaware corporation (the “Borrower”), and the lenders identified on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Borrower desires to borrow certain sums from the Lenders (the “Loan”) and sell certain securities to the Lenders, and the Lenders, severally and not jointly, desire to loan certain sums to the Borrower and purchase from the Borrower, certain securities of the Borrower, pursuant to the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lenders agree as follows:

ARTICLE I.

DEFINITIONS

1.1.                              Definitions.    In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender.

“Bankruptcy Event” means any of the following events: (a) the Borrower or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Borrower or any Subsidiary thereof; (b) there is commenced against the Borrower or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Borrower or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Borrower or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable bankruptcy law the Borrower or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Borrower or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Borrower or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Borrower or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“BioTec” means, collectively, bio-tec Biologische Naturverpackungen GmbH & Co. and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH.

“BioTec Subordination Agreement” means the subordination agreement in form and substance acceptable to the Lenders, duly executed by the Lenders, the Borrower and BioTec.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-third of the voting rights or equity interests in the Borrower; (ii) a replacement of more than one-half of the members of the Borrower’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Borrower or any Subsidiary or a sale of more than one-third of the assets of the Borrower in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Borrower’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Borrower or any Subsidiary that constitutes or results in a transfer of more than one-third of the voting rights or equity interests in the Borrower, unless following such transaction or series of transactions, the holders of the Borrower’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Borrower, (vi) the execution by the Borrower or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events or (vii) Essam Khashoggi or any Person controlled by him shall cease to own 30% of the outstanding shares of Common Stock, assuming conversion in full of the original principal amount of Debentures (without consideration to any conversion limitations set forth therein) (other than as a result of death, the conversion or exercise of (A) any of the securities set forth on Schedule 3.1(m) or (B) the warrants granted to Roth Capital LLC in connection with the transactions contemplated hereby, or the pledge or foreclosure of shares of Common Stock as described in Schedule 3 to the Letter Agreement).

“Closing” means the closing of the Loan and the related purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Lenders.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Borrower, $0.01 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Borrower Counsel” means Gibson, Dunn & Crutcher LLP, counsel to the Borrower.

“Debentures” means $10,550,000 in an aggregate principal amount of secured convertible debentures due March 5, 2006 issuable by the Borrower to the Lenders on the Closing Date, in the form of Exhibit A hereto.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market.

“EKI Subordination Agreement” means the subordination agreement in form and substance acceptable to the Lenders, duly executed by the Lenders, the Borrower Essam Khashoggi and E. Khashoggi Industries, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, provided, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Initial Shares” means the 4,203,187 shares of Common Stock issuable by the Borrower to the Lenders hereunder on the Closing Date.

“Letter Agreement” means the letter agreement in form and substance acceptable to the Lenders, duly executed by the Borrower, SF Capital, Essam Khashoggi and E. Khashoggi Industries, LLC.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation of legal action and reasonable attorneys’ fees.

“Nasdaq” means the Nasdaq National Market.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Lender Percentage” means, with respect to a Lender, the percentage equal to the product of (x) a fraction, the numerator of which shall be the aggregate amount delivered by such Lender to the Borrower on the Closing Date and the denominator of which shall be the amounts delivered by all Lenders to the Borrower on the Closing Date times (y) 100.

“Registration Statement” means the Borrower’s registration statement on Form S-3 (No. 333-76092), declared effective by the Commission on January 7, 2002, as supplemented, amended and otherwise updated through the date hereof and from time to time thereafter.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the SF Shares, the Initial Shares, the Debentures and the Underlying Shares issued or issuable (as applicable) to the applicable Lender pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement, in form and substance acceptable to the Lenders, duly executed by the Lenders, the Borrower and E. Khashoggi Industries, LLC.

“SF Capital” means SF Capital Partners, Ltd.

“SF Shares” means the 650,000 shares of Common Stock issuable by the Borrower to SF Capital on the Closing Date in consideration of the investment hereunder by SF Capital in the transactions contemplated by this Agreement.

“Subordination Agreements” means, collectively, the BioTec Subordination Agreement and the EKI Subordination Agreement.

“Subsidiary” means any subsidiary of the Borrower that is required to be listed in Schedule 3.1(a).

“Supplement” means the prospectus supplement to the prospectus which was filed with the Registration Statement reflecting the sale of the Securities.

“Trading Day” means: (a) a day on which the shares of Common Stock are traded on an Eligible Market, or (b) if the shares of Common Stock are not listed on an Eligible Market, a day on which the shares of Common Stock are traded in the over–the–counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over–the–counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a business day.

“Transaction Documents” means this Agreement, the Debentures, the Letter Agreement, the Subordination Agreements, the Security Agreement and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Debentures and payment of interest thereunder and in satisfaction of any other obligation of the Borrower to issue shares of Common Stock pursuant to the Transaction Documents.

ARTICLE II.

CLOSING

2.1.                              Closing.    Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall deliver to each Lender its Debentures, Initial Shares and (if applicable) the SF Shares and each Lender shall deliver to the Company the amount determined pursuant to Section 2.2(b)(i) hereof.  The Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, immediately following the execution and delivery of this Agreement by the parties or at such other location or time as the parties may agree.

2.2.                              Closing Deliveries.

(a)                                  At the Closing, the Borrower shall deliver or cause to be delivered to each Lender the following:

(i)                                     this Agreement duly executed by the Borrower;

(ii)                                  Debentures in the aggregate principal amount indicated below such Lender’s name on the signature page of this Agreement, registered in the name of such Lender;

(iii)                               a number of Initial Shares equal to the product of 4,203,187 and such Lender’s Lender Percentage, which shares of Common Stock shall be delivered electronically via the Depositary Trust Corporation DWAC system to such Lender’s DWAC account as indicated below such Lender’s name on the signature page of this Agreement, provided, that the Borrower shall also deliver to SF Capital the SF Shares, which shares of Common Stock shall be delivered electronically via the Depositary Trust Corporation DWAC system to SF Capital’s DWAC account as indicated below SF Capital’s name on the signature page of this Agreement;

(iv)                              the legal opinion of Borrower Counsel, in the form of Exhibit C, executed by such counsel and delivered to the Lenders;

(v)                                 evidence that the Borrower has filed the Supplement with the Commission;

(vi)                              the Letter Agreement;

(vii)                           the EKI Subordination Agreement;

(viii)                        the BioTec Subordination Agreement;

(ix)                                the Security Agreement; and

(x)                                   any other document reasonably requested by the Lenders;

(b)                                 At the Closing, each Lender shall deliver or cause to be delivered to the Borrower the following:

(i)                                     the amount indicated below such Lender’s name on the signature page of this Agreement, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Borrower for such purpose;

(ii)                                  the Letter Agreement;

(iii)                               the EKI Subordination Agreement;

(iv)                              the BioTec Subordination Agreement;

(v)                                 the Security Agreement; and

(vi)                              this Agreement duly executed by such Lender.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1.                              Representations and Warranties of the Borrower.    The Borrower hereby makes the following representations and warranties to the Lenders:

(a)                                  Subsidiaries.    The Borrower does not directly or indirectly control or own any interest in any other corporation, partnership, joint venture or other business association or entity (a “Subsidiary”), other than those listed in Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Borrower owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)                                 Organization and Qualification.    Each of the Borrower and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Borrower nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Borrower and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, or (iii) adversely impair the Borrower’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)                                  Authorization; Enforcement.    The Borrower has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder. The execution and delivery of each of the Transaction Documents by the Borrower and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Borrower and no further consent or action is required by the Borrower, its Board of Directors or its stockholders. Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Borrower and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(d)                                 No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation by the Borrower of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Borrower’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation  (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Borrower or Subsidiary debt or otherwise) or other understanding to which the Borrower or any Subsidiary is a party or by which any property or asset of the Borrower or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Borrower or a Subsidiary is subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Borrower or its securities are subject, or by which any property or asset of the Borrower or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

(e)                                  Filings, Consents and Approvals.    Neither the Borrower nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Borrower of the Transaction Documents, other than (i) the required filing of the Supplement, (ii) applicable Blue Sky filings, and (iii) in all other cases where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration could not have or result in, individually or in the aggregate, a Material Adverse Effect (collectively, the “Required Approvals”).

(f)                                    Issuance of the Securities.    The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Borrower has reserved from its duly authorized capital stock a number of shares of Common Stock to be issued to the applicable Lenders upon conversion of the Debentures and such number of reserved shares of Common Stock shall be at least equal to 21,100,000.

(g)                                 Registration Statement. The Registration Statement was declared effective by the Commission on January 7, 2002. The Registration Statement is effective on the date hereof and the Borrower has not received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Registration Statement (including the information or documents incorporated by reference therein), as of the time it was declared effective, and any amendments or supplements thereto, each as of the time of filing, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All issuances of the Securities to the Lenders pursuant to this Agreement and the Debentures are registered by the Registration Statement.

(h)                                 Listing and Maintenance Requirements.    Except as specified in the SEC Reports or in the Company’s press releases issued within the past six months, the Borrower has not, in the two years preceding the date hereof, received notice (written or oral) from the Nasdaq to the effect that the Borrower is not in compliance with the listing or maintenance requirements thereof.  Except as set forth in the Borrower’s press release dated November 26, 2002, the Borrower is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued trading of the Common Stock on the Nasdaq or another Eligible Market. The issuance of the Securities pursuant to this Agreement and under the Debentures including Underlying Shares issuable upon conversions thereof do not contravene the rules and regulations of the Nasdaq and no approval of the shareholders of the Borrower is required for the Borrower to issue and deliver to the Lenders the maximum number of Securities contemplated by this Agreement and the Debentures assuming conversion of the Debentures on the date hereof.

(i)                                     Certain Fees.    Except for listing fees to be paid by the Borrower to the Nasdaq and the placement fee set forth in Schedule 3.1(i), payable to Roth Capital Partners, LLC in connection with the transactions contemplated by this Agreement, no fees or commissions will be payable by the Borrower to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Lenders shall have no obligation with respect to any fees incurred by the Borrower or any other Person (other than the Lenders, if the Lenders have agreed in writing to pay such fees) or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(j)                                     Disclosure.    Except as set forth in the press release to be filed by the Borrower pursuant to Section 4.7 hereof, the Borrower confirms that neither it nor any other Person acting on its behalf has provided any of the Lenders or their respective agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Borrower understands and confirms that each of the Lenders will rely on the foregoing representations in effecting transactions in securities of the Borrower. All disclosure provided to the Lenders regarding the Borrower, its business and the transactions contemplated hereby, including the Schedules to this Agreement, the Registration Statement and the Supplement, furnished by or on behalf of the Borrower are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Borrower or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Borrower but which has not been so publicly announced or disclosed (assuming for this purpose that the Borrower’s reports filed under the Exchange Act are being incorporated into an effective registration statement filed by the Borrower under the Securities Act). The Borrower acknowledges and agrees that no Lender makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.

(k)                                  No Violation.    The issuance and sale of the Securities hereunder does not conflict with or violate any rules or regulations of the Nasdaq.

(l)                                     SEC Reports; Financial Statements.    The Borrower has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Borrower was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Borrower has delivered to the Lenders a copy of all SEC Reports filed within the 20 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Borrower included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Borrower and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Borrower or any Subsidiary is a party or to which the property or assets of the Borrower or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

(m)                               Capitalization.    The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Borrower (whether or not presently convertible or exchangeable for shares of capital stock of the Borrower) is set forth in Schedule 3.1(m). All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 3.1(m), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Borrower or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as disclosed in Schedule 3.1(m), there are no anti-dilution or price adjustment provisions contained in any security issued by the Borrower (or in any agreement providing rights to security holders) and the issue and sale of the Securities will not obligate the Borrower to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Borrower securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Borrower, except as specifically disclosed in Schedule 3.1(m), no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Borrower, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(n)                                 Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) the Borrower has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Borrower’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Borrower has not altered its method of accounting or the identity of its auditors, (iv) the Borrower has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Borrower has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Borrower stock option plans. The Borrower does not have pending before the Commission any request for confidential treatment of information.

(o)                                 Litigation.    There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect.  Schedule 3.1(o) contains a complete list and summary description of any pending or, to the knowledge of the Borrower, threatened proceeding against or affecting the Borrower or any of its Subsidiaries, without regard to whether it would have a Material Adverse Effect. Neither the Borrower nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The Borrower does not have pending before the Commission any request for confidential treatment of information. There has not been, and to the knowledge of the Borrower, there is not pending or contemplated, any investigation by the Commission involving the Borrower or any current or former director or officer of the Borrower. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Borrower or any Subsidiary under the Exchange Act or the Securities Act. No strike, work stoppage, slow down or other material labor problem exists or, to the knowledge of the Borrower, is threatened or imminent with respect to any of the employees of the Borrower or the Subsidiaries.

(p)                                 Compliance.    Neither the Borrower nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Borrower or any Subsidiary under), nor has the Borrower or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

(q)                                 Regulatory Permits.    The Borrower and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(r)                                    Title to Assets.    The Borrower and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Borrower and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Borrower and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Borrower and the Subsidiaries. Any real property and facilities held under lease by the Borrower and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Borrower and the Subsidiaries are in compliance.

(s)                                  Patents and Trademarks.    The Borrower and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Borrower nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Borrower or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Borrower, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(t)                                    Insurance.    The Borrower and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Borrower and the Subsidiaries are engaged. Neither the Borrower nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(u)                                 Transactions With Affiliates and Employees.    Except as set forth in SEC Reports filed at least ten days prior to the date hereof or as described in the Transaction Documents, neither the Borrower nor any Subsidiary was or anticipates being party to any transaction that would be required to be reported and described in accordance with Item 404 of Regulation S-K, which for purposes of this representation and warranty extends to transactions: (i) of which the Borrower has knowledge with employees of the Borrower or a Subsidiary and (ii) with direct and indirect Affiliates of 5% security holders of the Borrower.  The Letter Agreement describes all agreements and understandings creating any obligation related to indebtedness with beneficial owners of 5% or more of the Common Stock and any direct and indirect Affiliates of such Persons.

(v)                                 Internal Accounting Controls.    The Borrower and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w)                               Solvency.    Based on the financial condition of the Borrower as of the Closing Date, (i) the Borrower’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Borrower’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the current cash flow of the

Borrower, together with the proceeds the Borrower would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Borrower does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(x)                                   Acknowledgment Regarding Loan and Lenders’ Purchase of Securities. The Borrower acknowledges and agrees that each of the Lenders is acting solely in the capacity of an arm’s length lender with respect to this Agreement, the purchase of Securities hereunder, and the transactions contemplated hereby.  The Borrower further acknowledges that no Lender is acting as a financial advisor or fiduciary of the Borrower (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Lender or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Lenders’ purchase of the Securities. The Borrower further represents to each Lender that the Borrower’s decision to enter into this Agreement has been based solely on the independent evaluation of the Borrower and its representatives.

(y)                                 Investment Borrower.    The Borrower is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Borrower Act of 1940, as amended.

(z)                                   Application of Takeover Protections.    The Borrower and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Borrower’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Lenders as a result of the Lenders and the Borrower fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Borrower’s issuance of the Securities and the Lenders’ ownership of the Securities.

(aa)                            Seniority.    As of the date of this Agreement, no indebtedness of the Borrower or any Subsidiary is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

(bb)                          EKI License Agreement.  In case of a default by the Borrower under that certain Amended and Restated License Agreement between the Borrower and E. Khashoggi Industries LLC dated as of February 25, 1995 (as amended, the “EKI License Agreement”), the Borrower shall be entitled to continued receipt of royalty payments pursuant to the EKI License Agreement.  Except as set forth in Schedule 3.1(bb), the EKI License Agreement is in full force and effect and the Borrower has not given nor received any notice of a material breach or intention to terminate or repudiate the EKI License Agreement other than as specified in the SEC Reports.

(cc)                            BioTec License Agreement.  In case of a default by the Borrower under that certain License and Information Transfer Agreement dated July 29, 2002, between the Borrower and BioTec (the “BioTec License Agreement” and together with the EKI License Agreement, the “License Agreements”), the Borrower shall be entitled to continued receipt of royalty payments pursuant to the BioTec License Agreement.  Except as set forth in Schedule 3.1(cc), the BioTec License Agreement is in full force and effect and the Borrower has not given nor received any notice of a material breach or intention to terminate or repudiate the BioTec License Agreement other than as specified in the SEC Reports.

3.2.                              Representations and Warranties of the Lenders.    Each Lender hereby for itself and for no other Lender, represents, warrants and covenants to the Borrower that each such Borrower is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Lender has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement and assuming the valid execution hereof by the Borrower, this Agreement shall constitute the valid and binding obligation of such Lender enforceable in accordance with its terms.

The Borrower acknowledges and agrees that no Lender makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1.                              Acknowledgment of Dilution.    The Borrower acknowledges that the issuance of the Securities (including the Underlying Shares) will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Borrower further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities (including the Underlying Shares) pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim that the Borrower may have against any Lender.

4.2.                              Furnishing of Information.    As long as any Lender owns the Securities issued or issuable to it, the Borrower covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Borrower after the date hereof pursuant to the Exchange Act. Upon the request of any such Person, the Borrower shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with the preceding sentence.

4.3.                              Reservation and Listing of Securities.

(a)                                  The Borrower shall maintain a reserve from its duly authorized shares of Common Stock to comply with its conversion and exercise obligations under the Debentures pursuant to the Transaction Documents.  In connection with the Borrower’s next annual meeting of stockholders, the Board of Directors of the Borrower shall prepare and mail to the stockholders of the Borrower proxy materials requesting authorization to amend the Borrower’s certificate of incorporation to increase the number of shares of Common Stock which the

Borrower is authorized to issue so as to provide enough shares to reserve for issuance all of the Underlying Shares issuable upon conversion of the Debentures at an assumed conversion price equal to 50% of the then effective Conversion Price (as defined in the Debentures) and assuming all interest is accreted to principal.  In addition, if on any other date the Borrower would be, if notice of exercise or conversion were to be delivered on such date, precluded from issuing the number of Underlying Shares, as the case may be, issuable upon conversion in full of the Debentures due to the unavailability of a sufficient number of authorized but unissued or reserved shares of Common Stock, then the Board of Directors of the Borrower shall promptly prepare and mail to the stockholders of the Borrower proxy materials requesting authorization to amend the Borrower’s certificate of incorporation to increase the number of shares of Common Stock which the Borrower is authorized to issue so as to provide enough shares for issuance of the Underlying Shares.  In connection with either such stockholder vote, the Board of Directors shall: (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders as soon as practicable, but in any event not later than the 60th day after delivery of the proxy materials relating to such meeting) and (c) within five business days of obtaining such stockholder authorization, file an appropriate amendment to the Borrower’s certificate of incorporation to evidence such increase.

(b)                                 The Borrower shall: (i) in the time and manner required by the Nasdaq, prepare and file with Nasdaq an additional shares listing application covering the Initial Shares, the SF Shares and the Underlying Shares, (ii) take all steps necessary to cause such shares to be approved for listing on the Nasdaq as soon as possible thereafter, (iii) provide to the Lenders evidence of such listing, and (iv) maintain the listing of such shares on an Eligible Market.

4.4.                              Conversion and Exercise Procedures.    The form of Holder Conversion Notice included in the Debentures set forth the totality of the procedures required by the Lenders in order to convert the Debentures. No additional legal opinion or other information or instructions shall be necessary to enable the Lenders to convert their Debentures. The Borrower shall honor conversions of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.5.                              Subsequent Placements.

(a)                                  So long as any Debentures are outstanding, the Borrower will not, directly or indirectly, effect any, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or the Subsidiaries’ equity or equity equivalent securities, including, without limitation, any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable for Common Stock (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Borrower shall have first complied with this Section 4.5(a).

(i)                                     The Borrower shall not conduct any Subsequent Placement until six months shall have elapsed from the Closing Date.

(ii)                                  The Borrower shall deliver to each Lender which at the time of the proposed Subsequent Placement holds a Debenture or Debentures (a “Qualified Lender”) a written notice (the “Offer”) of any proposed or intended issuance or sale or exchange of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with each Qualified Lender (A) a pro rata portion of the Offered Securities, based on such Qualified Lender’s pro rata portion of the aggregate purchase price paid by any other Qualified Lenders for all of the Securities purchased hereunder (it being understood that if there shall be only one Qualified Lender, then such Qualified Lender’s pro-rata portion of the Offered Securities shall equal 100%) (the “Basic Amount”), and (B) with respect to each Qualified Lender that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of any other Qualified Lenders as such Qualified Lender shall indicate it will purchase or acquire should any other Qualified Lenders subscribe for less than their Basic Amounts (the “Undersubscription Amount”).   Notwithstanding anything to the contrary set forth in any Transaction Document, in the event that any Offer pertaining to a Subsequent Placement is provided prior to the one year anniversary of the Closing Date, then the price at which a Qualified Lender may participate in such Subsequent Placement shall be the lesser of (a) the price and terms described in the Offer and (b) the Conversion Price then in effect under the Debentures.  In furtherance of the immediately prior sentence, if the Offer is for Common Stock, then the price per share at which a Qualified Lender may acquire such stock shall equal the Conversion Price then in effect, and if for Common Stock Equivalents, then the price at which a Qualified Lender may acquire such Common Stock Equivalents (or the Common Stock issuable in respect thereof) shall be determined by reference to the Conversion Price then in effect.

(iii)                               To accept an Offer, in whole or in part, a Qualified Lender must deliver a written notice to the Borrower prior to 5:00 p.m., New York time, on the fifth Trading Day after the Offer, setting forth the portion of the Qualified Lender’s Basic Amount that such Qualified Lender elects to purchase and, if such Qualified Lender shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Qualified Lender elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Qualified Lenders in the aggregate are less than the total of all of the Basic Amounts, then each Qualified Lender who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Qualified Lender who has subscribed for any Undersubscription Amount shall be entitled to purchase that portion of the Available Undersubscription Amount as the Basic Amount of such Qualified Lender bears to the total Basic Amounts of all Qualified Lenders that have subscribed for Undersubscription Amounts, subject to rounding by the Board of Directors to the extent its deems reasonably necessary.

(iv)                              The Borrower shall have five (5) Trading Days from the expiration of the period set forth in Section 4.5(a)(ii) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Lenders (the “Refused Securities”), but only to the offerees described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Borrower than those set forth in the Offer.

(v)                                 In the event the Borrower shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.5(a)(iii) above), then each Qualified Lender may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Lender elected to purchase pursuant to Section 4.5(a)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Borrower actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Lenders pursuant to Section 4.5 (a)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Lender so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Borrower may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Lenders in accordance with Section 4.5(a)(i) above.

(vi)                              Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Qualified Lenders shall acquire from the Borrower, and the Borrower shall issue to the Qualified Lenders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.5(a)(iv) above if the Qualified Lenders have so elected, upon the terms and conditions specified in the Offer. The purchase by the Qualified Lenders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Borrower and the Qualified Lenders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Qualified Lenders, the Borrower and their respective counsel.

(vii)                           Any Offered Securities not acquired by the Qualified Lenders or other persons in accordance with Section 4.5(a)(iii) above may not be issued, sold or exchanged until they are again offered to the Qualified Lenders under the procedures specified in this Agreement.

(b)                                 The restrictions contained in paragraph (a) of this Section shall not apply to: (i) the granting of options to employees, officers and directors of the Borrower pursuant to any stock option plan duly adopted by the Borrower or to the issuance of Common Stock upon exercise of such options (except to the extent that any such securities are issued to Essam

Khashoggi), (ii) issuances of Common Stock pursuant to the conversion or exercise (as applicable) of Previous Debentures (pursuant to a request by the holder thereof), options or warrants which are outstanding on the date hereof, as set forth in Schedule 3.1(m) (except to the extent that the resale of such securities would be restricted under the Letter Agreement), (iii) any underwritten public offering of the Common Stock for an aggregate price in excess of $10,000,000 (which shall not include equity lines of credit or similar transactions), (iv) any issuance of shares of Common Stock in satisfaction in full of all accounts payable of the Borrower to a particular vendor incurred in the ordinary course, provided, that that effective per share price utilized in any such issuance shall be greater than the greater of (x) 90% of the then applicable Closing Price and (y) the then effective Conversion Price of the Debenture, and that the Borrower shall not issue shares with an aggregate effective per share price in excess of $3,000,000 under any one or more such issuances or (v) any Subsequent Placement offered at a time when less than $3,000,000 aggregate principal amount of Debentures is outstanding.

4.6.                              Registration Statements.  Except with respect to a registration statement on Form S-3 with respect to the resale of shares of Common Stock privately placed to vendors as contemplated by Section 4.5(b)(iv), until 181 days following the Closing Date, the Borrower will not file any registration statement (other than on a Form S-8).

4.7.                              Securities Laws Disclosure; Publicity.  The Borrower shall: (i) on the Closing Date: (x) issue a press release acceptable to the Lenders which includes a description of any and all material and information delivered to the Lenders (or to any agent thereof) which the Borrower believes might constitute material non-public information, and (y) file a Current Report on Form 8-K disclosing the transactions contemplated hereby and (ii) make such other filings and notices in the manner and time required by the Commission.  Except as set forth above, the Borrower shall not publicly disclose the name of any Lender, or include the name of any Lender in any filing with the Commission or any regulatory agency or the Nasdaq (other than the filing of the Transaction Documents with the Commission pursuant to the Exchange Act), without the prior written consent of such Lender, except to the extent such disclosure is required by law or Nasdaq regulations, in which case the Borrower shall provide the Lenders with prior notice of such disclosure.

4.8.                              Non-Public Information.  The Borrower covenants and agrees that neither it nor any other Person acting on its behalf will provide any Lender or its agents or counsel with any information that constitutes material non-public information, unless prior thereto such Lender shall have executed a written agreement regarding the confidentiality and use of such information.  The Borrower understands and confirms that each Lender shall be relying on the foregoing representations in effecting transactions in securities of the Borrower.

4.9.                              Use of Proceeds.    The Borrower shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Borrower’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Borrower’s business and prior practices), to redeem any Borrower equity or equity-equivalent securities or to settle any outstanding litigation, provided, that: (A) the Borrower shall be entitled to use the proceeds from the sale of Securities to settle outstanding litigation (other than with direct or indirect Affiliates or related parties) in an aggregate amount not to exceed $150,000 per calendar year, (B) the Borrower shall use $208,000 of the net proceeds from the sale of the Debentures hereunder for prepaying the 4% premium for prepayment of $5,200,000 of the outstanding principal amount of the secured convertible debentures, in the original principal amount of $10,000,000 (the “August Debentures”), issued and sold to certain holders pursuant to that certain Securities Purchase Agreement dated as of August 12, 2002, among the Borrower and the purchasers signatory thereto (the “August Agreement”), (C) the Borrower shall be entitled to use up to $300,000 from the proceeds from the sale of Securities to pay BioTec in respect of materials and services delivered to the Borrower pursuant to the BioTec License Agreement and (D) to pay up to $4,000,000 of its payables, as set forth in Schedule 4.9 hereof.  The use of proceeds from this financing shall also be governed by the terms of the Letter Agreement and the Subordination Agreements, each of which specifically prohibit certain payments by the Borrower.

4.10.                        Indemnification.

(a)                                  The Borrower will indemnify and hold harmless each Lender and any of their respective Affiliates or any officer, director, partner, controlling person, employee or agent of a Lender or any of their respective Affiliates (for purposes of this Section, each Lender and such other Persons are referred to as the “Lender Indemnified Parties”) for its respective reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection with any Proceeding, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the Supplement, or any amendment or supplement thereto, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434, under the Securities Act, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, as such expenses or Losses are incurred. In addition, the Borrower shall indemnify and hold harmless each Lender Indemnified Party from and against any and all Losses, as incurred, arising out of or relating to any breach by the Borrower of any of the representations, warranties or covenants made by the Borrower in this Agreement or any other Transaction Document, or any allegation by a third party that, if true, would constitute such a breach. The conduct of any Proceeding for which indemnification is available under this paragraph shall be governed by Section 4.8(b). The indemnification obligations of the Borrower under this paragraph shall be in addition to any liability that the Borrower may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each Purchase Indemnified Party. The Borrower also agrees that no Lender Indemnified Party shall have any liability to the Borrower or any Person asserting claims on behalf of or in right of the Borrower in connection with or as a result of the transactions contemplated by the Transaction Documents, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower result from the gross negligence or willful misconduct of the applicable Lender Indemnified Party in connection with such transactions. If the Borrower breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Borrower may have under any Transaction Document or applicable law, the Borrower shall pay or reimburse each Lender Indemnified Party on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Borrower specifically agrees to reimburse each Lender Indemnified Party on demand for all costs of enforcing the indemnification obligations in this Agreement.

(b)                                 If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except  (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(c)                                  An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(d)                                 All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

4.11.                        Shareholders Rights Plan.    No claim will be made or enforced by the Borrower or any other Person that any Lender is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Borrower, or that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Underlying Shares under the Transaction Documents or under any other agreement between the Borrower and the Lenders.

4.12.                        Post-closing Borrower Revenues.  The Borrower shall have the option to distribute all gross proceeds and revenues it receives from time to time following the Closing Date in excess of an aggregate of $2,650,000 (the “Excess Amount”) in accordance with Section 4.12(a), (b) and (c).  The proceeds and revenues from the following sources shall be subject to this requirement: (i) sale of securities, (ii) post-Closing equipment sales to unrelated third parties, (iii) operating revenues, (iv) any cash which becomes available for use by the Borrower due to a reduction in that certain letter of credit in favor of Haas Waffel Machinen in the original principal amount of $3,500,000, provided, that the Borrower’s election to distribute any Excess Amount must be made within 45 days of the close of the applicable calendar quarter with respect to revenues or proceeds received or earned from such quarter pursuant to clauses (i)-(iv) hereof.  Promptly following its receipt of any such revenues, the Borrower will promptly: (x) file a Current Report on Form 8-K with the Commission disclosing such revenues and (y) provide a written notice the Lenders (a “Proceeds Notice”).  Any Excess Amount shall be distributable by the Borrower in the following manner:

(a)                                  1/3 of an Excess Amount may be used for Borrower working capital purposes.

(b)                                 at the election of each Lender, 1/3 of an Excess Amount multiplied by such Lender’s Purchase Percentage shall be allocated for a prepayment of principal and interest of the Debentures held by such Lender, pursuant to Section 8 of the Debentures.

(c)                                  1/3 of an Excess Amount shall be allocated either for the repayment of Related Party Loans (as defined under the Letter Agreement) or for the payment to BioTec of amounts due under the BioTec License Agreement, provided, that if a Lender shall not notify the Borrower that it does not desire to have prepaid a portion of its Debentures in accordance with 4.12(b), then ½ of the Excess Amount to which such Lender was entitled under Section 4.12(b) on account of the Proceeds Notice at issue may be used by the Borrower either to repay Related Party Loans or for the payment to BioTec of amounts due under the BioTec License Agreement and ½ of the Excess Amount to which such Lender was entitled under Section 4.12(b) on account of the Proceeds Notice at issue may be used by the Borrower for working capital purposes.

The Borrower shall provide the Lenders with quarterly updates not prior to release of its quarterly reports under Form 10-Q pursuant to the Exchange Act regarding its activities which relate to the receipt of proceeds in connection with the provisions of this Section 4.12.

4.13.                        August Agreement.  Subsequent to its prepayment obligations pursuant to Section 4.9(B) hereof, the Borrower shall use its best efforts to keep in full force and effect the August Agreement and the transactions contemplated thereby and to maintain the Borrower’s ability to require redemptions and conversions of the August Debentures until December 31, 2003.

4.14.                        Lock-Up of Initial Shares.  Each Lender agrees that during the six months immediately following the Closing Date, it will not be entitled to sell, assign or transfer Initial Shares, provided, that 1/6 of the Initial Shares issued at the Closing to such Lender shall be available for resale, assignment or transfer by such Lender on each month anniversary (and the 30 days following such anniversary) following the Closing Date on a cumulative basis, provided, further, that the restriction set forth in this Section 4.14 shall not apply to the SF Shares.

ARTICLE V.

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as there remains outstanding any principal amount under the Debentures, unless the holders of at least sixty-seven percent (67%) of the then outstanding principal amount of Debentures otherwise consent in writing, the Borrower shall not, and shall not permit its Subsidiaries to:

5.1.                              Indebtedness.  Incur, create, assume, guarantee or suffer to exist, or become or remain liable, directly or indirectly, for or on account of any Indebtedness, except:

(a)                                  Indebtedness under the Debentures;

(b)                                 Existing Indebtedness as set forth in the Borrower’s periodic reports filed with the Commission pursuant to the Exchange Act (including any extensions or renewals thereof, provided, there is no material increase in the principal amount thereof or other significant change in the terms thereof); and

(c)                                  Incursion or payment of trade payables, licensing fees and bonds to secure work contracts, in each case, incurred or paid in the ordinary course of business.

5.2.                              Liens.  Create, incur or  assume any Lien on any property or assets (including, without limitation, stock or other securities of any Person, including any Subsidiary), tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except:

(a)                                  Liens for taxes not yet due or which are being contested in good faith for which adequate reserves have been established;

(b)                                 carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith for which adequate reserves have been established;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

(f)                                    Liens which, in the aggregate, do not, at any time, secure assets valued in excess of $50,000 in the aggregate.

5.3.                              Guaranties.  Directly or indirectly, become or be liable in respect of any Guarantee, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guarantees of indebtedness of the Borrower permitted hereunder.

5.4.                              Dispositions of Assets or Subsidiaries.  Sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (or enter into an agreement for any of the foregoing), any material portion of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(a)                                  transactions involving the sale of inventory or upgrade or exchange of machinery, in either case, in the ordinary course of business and for usual and ordinary prices;

(b)                                 any sale, transfer or lease of assets by any wholly owned Subsidiary to the Borrower or another Subsidiary;

(c)                                  any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

(d)                                 any bona fide sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iii) above, the aggregate fair market value of which does not exceed $250,000 in the aggregate during the term of this Agreement; or

e)                                      any bona fide sale, transfer or lease of assets constituting manufacturing equipment of the Borrower offered for sale to Detroit Tool, Sweetheart Cup Borrower, Huhtamaki Oyj, Green Earth Packaging, Green Packaging or any other licensee which is not an Affiliate of the Borrower.

5.5.                              EKI License Agreement.  Amend, assign, terminate or modify the EKI License Agreement in any material respect other than as permitted pursuant to the Letter Agreement.

5.6.                              BioTec License Agreement.  Except pursuant to Sections 4.9 and 4.12(c) of the Purchase Agreement and as permitted pursuant to the BioTec Subordination Agreement, make any payment (whether royalty or otherwise) on account of the BioTec License Agreement.

5.7.                              Related Party Loans.  Except pursuant to Section 4.12(c) of the Purchase Agreement and as permitted by the Letter Agreement, the Borrower will not repay to EKI any portion (whether principal, interest or otherwise) of the Related Party Loans (as defined in the Letter Agreement).

5.8.                              Agreements with Related Parties.  Enter into any agreement with any Affiliate of the Borrower which require the Borrower to either: (i) extend any form of payment or (ii) provide any form of security, unless the applicable such Affiliate of the Borrower agrees to enter into a subordination agreement with the Lenders, in form and substance acceptable to the Lenders in their sole discretion.

ARTICLE VI.

MISCELLANEOUS

6.1.                              Termination.    This Agreement may be terminated prior to the Closing by the Borrower or any Lender, by written notice to the other, if the Closing has not been consummated by the third Trading Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

6.2.                              Fees and Expenses.    In addition to the $30,000 previously delivered by the Borrower to SF Capital, at the Closing the Borrower shall pay to SF Capital $30,000 for reimbursement of its expenses incurred in connection with this transaction prior to Closing. In lieu of the foregoing payment, SF Capital may retain the applicable amount at the Closing.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Borrower shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

6.3.                              Entire Agreement.    The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Borrower will execute and deliver to the Lenders such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4.                              Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Borrower:	EarthShell Corporation
800 Miramonte Drive
Santa Barbara, California 93109
Facsimile No.: (805) 899-3517
Attn: Chief Financial Officer

With a copy to:	Gibson, Dunn & Crutcher LLP.
2029 Century Park East
Los Angeles, California 90067
Facsimile No.: (310) 551-8741
Attn: Robert K. Montgomery, Esq.

If to the Lenders:	To the address set forth under each Lender’s name on the
signature pages attached hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.5.                              Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Borrower and each of the Lenders or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6.                              Construction.    The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7.                              Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Borrower may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lenders. Any Lender may assign its rights under this Agreement to any Person to whom such Lender assigns or transfers any Securities.

6.8.                              No Third-Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Related Person is an intended third party beneficiary of Section 4.8 and may enforce the provisions of such Section directly against the Borrower.

6.9.                              Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement or any Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10.                        Survival.    The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

6.11.                        Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.12.                        Severability.    If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13.                        Rescission and Withdrawal Right.    Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Lender exercises a right, election, demand or option under a Transaction Document and the Borrower does not timely perform its related obligations within the periods therein provided, then such Lender may rescind or withdraw, in its sole discretion from time to time upon written notice to the Borrower, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14.                        Replacement of Securities.    If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

6.15.                        Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Lenders and the Borrower will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16.                        Payment Set Aside.    To the extent that the Borrower makes a payment or payments to any Lender pursuant to any Transaction Document or a Lender enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17.                        Independent Nature of Lenders.   The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. The decision of each Lender to purchase Securities pursuant to this Agreement has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or of the Subsidiary which may have been made or given by any other Lender or by any agent or employee of any other Lender, and no Lender or any of its agents or employees shall have any liability to any other Lender (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, or in any Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

EARTHSHELL CORPORATION

By:
Name:
Title:

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